Exhibit 99.1

TRUE RELIGION APPAREL NAMES LYNNE KOPLIN AS PRESIDENT

VERNON, California – August 18, 2011 – True Religion Apparel, Inc. (Nasdaq: TRLG) today announced that Lynne Koplin has been named President of the Company effective immediately.

Ms. Koplin joined the Company in January 2010 as Chief Operating Officer and has been instrumental in improving merchandise planning, buying and allocation for the Company’s retail stores and wholesale business as well as increasing the overall productivity of the True Religion Brand Jeans retail stores. Prior to joining the Company, and since July 2005, Ms. Koplin was the President, Women’s Division, of Tommy Bahama, a subsidiary of Oxford Industries, and before that worked for a number of apparel and retail companies.

“Lynne has made significant contributions to the improvements in our business over the past 18 months,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc. “We are pleased to announce her appointment as President, a role in which she will have an even greater influence on the direction and success of our business,” he added.

Ms. Koplin succeeds Mike Egeck, who has resigned from the Company to pursue other opportunities. Mr. Egeck stated, “The decision to move on from True Religion has been a hard one to make. I think highly of the Company and its future prospects, and I have enjoyed my time working with this team.”

“We thank Mike for his contributions to the Company and we wish him well in his future endeavors,” Mr. Lubell concluded.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of June 30, 2011, the Company owned and operated 102 branded retail stores in the United States, three branded retail stores in Canada, three branded retail stores in Japan, two branded retail stores in Germany, and one branded retail store in the United Kingdom. For more information, please visit www.truereligionbrandjeans.com.

Contact:

True Religion Apparel, Inc.

Pete Collins, Chief Financial Officer

(323) 266-3072

Investor Relations:

Joseph Teklits/Anne Rakunas

ICR, Inc.

(203) 682-8200